Exhibit 5.2

October 3, 2025

The Securities and Exchange Commission

Re: F-10 Registration Statement of Cresco Labs Inc. (the “Corporation”)

Dear Sirs/Mesdames:

We refer to the registration statement on Form F-10 (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933, as amended (the “Act”).

We hereby consent to references to our firm name in the Registration Statement, including under the headings “Enforceability of Judgments Against Foreign Persons” and “Legal Matters”.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,
/s/ Bennett Jones LLP
BENNETT JONES LLP